SOFI TECHNOLOGIES, INC. REPORTS
SECOND QUARTER 2023 RESULTS
Record GAAP and Adjusted Net Revenue for Second Quarter 2023
GAAP Net Revenue of $498 Million Up 37%; $489 Million Adjusted Net Revenue Up 37% Year-over-Year
Record Adjusted EBITDA of $77 Million Up 278% Year-over-Year
New Member Adds of Over 584,000; Quarter-End Total Members Up 44% Year-over-Year to Over 6.2 Million
New Product Adds of Nearly 847,000; Quarter-End Total Products Up 43% Year-over-Year to Over 9.4 Million Total Deposit Growth of $2.7 Billion, Up 26% During the Second Quarter to $12.7 Billion
Management Raises Full-Year 2023 Guidance
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – July 31, 2023 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its second quarter ended June 30, 2023.
“We delivered another quarter of record financial results and generated our ninth consecutive quarter of record adjusted net revenue, which was up 37% year-over-year. Record revenue at the company level was driven by record revenue in both our Technology Platform business segment and our Financial Services business segment coupled with continued strong Lending business segment revenue growth. We also generated our fourth consecutive quarter of record adjusted EBITDA of $77 million, representing a 43% incremental adjusted EBITDA margin and a 16% margin overall, as well as a 36% incremental GAAP net income margin,” said Anthony Noto, CEO of SoFi Technologies, Inc.
Consolidated Results Summary

	Three Months Ended June 30,		% Change
($ in thousands, except per share amounts)	2023	2022
Consolidated – GAAP
Total net revenue	$498,018	$362,527	37%
Net loss	(47,549)	(95,835)	(50)%
Net loss attributable to common stockholders – basic and diluted(1)	(57,628)	(105,914)	(46)%
Loss per share attributable to common stockholders – basic and diluted	(0.06)	(0.12)	(50)%

Consolidated – Non-GAAP
Adjusted net revenue(2)	$488,815	$356,091	37%
Adjusted EBITDA(2)	76,819	20,304	278%
___________________
(1)Adjusted for the contractual amount of dividends payable to holders of Series 1 redeemable preferred stock, which are participating interests.
(2)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
Noto continued: “Our record number of member additions and strong momentum in product and cross-buy adds, along with improving operating efficiency, reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy. We added over 584,000 new members during the second quarter, and ended with over 6.2 million total members, up 44% year-over-year. We also added nearly 847,000 new products during the second quarter, and ended with over 9.4 million total products, a 43% annual increase.”
Noto concluded: “Total deposits grew by $2.7 billion, up 26% during the second quarter to $12.7 billion at quarter-end, and over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) are from direct deposit members. For new direct deposit accounts opened in the second quarter, the median FICO score was 747. More than half of newly funded SoFi Money accounts are setting up direct deposit by day 30, and this has had a significant impact on debit spending, with continued strong cross-buy trends from this attractive member base into Lending and other Financial Services products. With our launch of offering FDIC insurance of up to $2 million, nearly 98% of our deposits were insured at quarter end.
As a result of this growth in high quality deposits, we have benefited from a lower cost of funding for our loans. Our deposit funding also increases our flexibility to capture additional net interest margin (NIM) and optimize returns, a critical advantage in light of notable macro uncertainty. SoFi Bank, N.A. generated $63.1 million of GAAP net income at a 17% margin.”
Consolidated Results
Second quarter total GAAP net revenue increased 37% to $498.0 million from the prior-year period's $362.5 million. Second quarter adjusted net revenue of $488.8 million was up 37% from the same prior-year period's $356.1 million. Second quarter record adjusted EBITDA of $76.8 million increased 278% from the same prior year period's $20.3 million.
SoFi hit a number of key financial inflection points in the quarter, including adjusted EBITDA exceeding share-based compensation expense of $75.9 million for the second consecutive quarter. Additionally, SoFi improved contribution loss in the Financial Services segment to $4 million versus $24 million in the first quarter of 2023 and $54 million in the second quarter of 2022. The improvement in the Financial Services business segment contribution loss reinforces the company’s confidence in achieving positive contribution profit in all three business segments by year end, as well as overall GAAP profitability for the company for the fourth quarter of 2023. SoFi recorded a GAAP net loss of $47.5 million for the second quarter of 2023, an improvement from the prior-year period's net loss of $95.8 million.
Member and Product Growth
SoFi achieved strong year-over-year growth in both members and products in the second quarter of 2023. Record new member additions of over 584,000 brought total members to over 6.2 million by quarter-end, up over 1.9 million, or 44%, from the end of 2022's second quarter.
New product additions of nearly 847,000 in the second quarter brought total products to over 9.4 million at quarter-end, up 43% from 6.6 million at the same prior year quarter-end.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)(2)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
(2)In 2023, Technology Platform total accounts reflects the previously disclosed migration by one of our clients of the majority of its processing volumes to a pure processor. These accounts remained open for administrative purposes through the end of 2022, and were included in our total accounts in such period.
In the Financial Services segment, total products increased by 47% year-over-year, to 7.9 million from 5.4 million in the second quarter of 2022. SoFi Money (inclusive of Checking and Savings and cash management accounts) grew 47% year-over-year to 2.7 million products, SoFi Invest grew 18% year-over-year to 2.3 million products, and SoFi Relay grew 90% year-over-year to 2.6 million products.
Lending products increased 25% year-over-year to 1.5 million products, driven primarily by continued record growth in personal loans.
Technology Platform enabled accounts increased by 11% year-over-year to 129.4 million.
Lending Segment Results
Lending segment GAAP and adjusted net revenues were $331.4 million and $322.2 million, respectively, for the second quarter of 2023, both up 29% compared to the second quarter of 2022. Higher loan balances and net interest margin expansion drove strong growth in net interest income.
Lending segment second quarter contribution profit of $183.3 million increased 29% from $142.0 million in the same prior-year period. Contribution margin using Lending adjusted net revenue remained healthy at 57% in both the second quarter of 2023 and the same prior-year period. These advances reflect SoFi’s ability to capitalize on continued strong demand for its lending products.

Lending – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2023	2022	% Change
Net interest income	$231,885	$114,003	103%
Noninterest income	99,556	143,114	(30)%
Total net revenue – Lending	331,441	257,117	29%
Servicing rights – change in valuation inputs or assumptions	(8,601)	(9,098)	(5)%
Residual interests classified as debt – change in valuation inputs or assumptions	(602)	2,662	n/m
Directly attributable expenses	(138,929)	(108,690)	28%
Contribution Profit	$183,309	$141,991	29%

Adjusted net revenue – Lending(1)	$322,238	$250,681	29%
___________________
(1)Adjusted net revenue – Lending represents a non-GAAP financial measure. For more information and a reconciliation to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans Held for Sale
	Personal Loans	Student Loans	Home Loans	Total
June 30, 2023
Unpaid principal	$12,171,935	$5,262,975	$87,928	$17,522,838
Accumulated interest	82,868	21,164	150	104,182
Cumulative fair value adjustments(1)	496,360	99,782	(9,495)	586,647
Total fair value of loans(2)	$12,751,163	$5,383,921	$78,583	$18,213,667
March 31, 2023
Unpaid principal	$10,039,769	$5,086,953	$89,782	$15,216,504
Accumulated interest	69,049	20,787	162	89,998
Cumulative fair value adjustments(1)	428,181	132,319	(8,897)	551,603
Total fair value of loans(2)	$10,536,999	$5,240,059	$81,047	$15,858,105
___________________
(1) The cumulative fair value adjustments for personal loans during the three months ended June 30, 2023 were primarily impacted by higher origination volume, partially offset by lower fair value marks driven primarily by a higher discount rate, while the cumulative fair value adjustments for student loans were primarily impacted by a higher weighted average discount rate and higher prepayment rate assumption, which also resulted in lower fair value marks.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	June 30, 2023	March 31, 2023	June 30, 2023	March 31, 2023
Weighted average coupon rate(1)	13.6%	13.2%	5.0%	4.9%
Weighted average annual default rate	4.6	4.6	0.5	0.4
Weighted average conditional prepayment rate	19.0	19.1	10.6	10.4
Weighted average discount rate	6.1	5.5	4.4	4.1
___________________
(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
Second quarter Lending segment total origination volume increased 37% year-over-year, as a result of continued strong demand for personal loans.
Record personal loan originations of over $3.7 billion in the second quarter of 2023 were up $1.3 billion, or 51%, year-over-year, and rose 27% sequentially. This strong performance was aided by years of investment in technology to automate and accelerate the application-to-approval process for qualified borrowers and constant testing of risk controls and underwriting models to maintain high credit quality and strong returns. Second quarter student loan volume of over $395 million continued to reflect the uncertainty around federal student loan payments. Second quarter home loan volume of over $243 million was down 27% year-over-year, but nearly tripled sequentially, as we began to benefit from the technology platform and overall loan capacity from our acquisition at the beginning of the quarter.

Lending – Originations and Average Balances
	Three Months Ended June 30,		% Change
	2023	2022
Origination volume ($ in thousands, during period)
Personal loans	$3,740,981	$2,471,849	51%
Student loans	395,367	398,722	(1)%
Home loans	243,123	332,047	(27)%
Total	$4,379,471	$3,202,618	37%

Average loan balance ($, as of period end)(1)
Personal loans	$23,767	$24,421	(3)%
Student loans	45,523	48,474	(6)%
Home loans	277,077	287,205	(4)%
_________________
(1)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on the balance sheet and transferred loans with which SoFi has a continuing involvement through its servicing agreements.

Lending – Products	June 30,
	2023	2022	% Change
Personal loans	985,396	714,735	38%
Student loans	491,499	462,164	6%
Home loans	26,997	25,128	7%
Total lending products	1,503,892	1,202,027	25%
Technology Platform Segment Results
Technology Platform segment record net revenue of $87.6 million for the second quarter of 2023 increased 4% year-over-year and 13% sequentially, and includes strong contribution from Galileo, which had 9% sequential revenue growth, and continued strong contribution from Technisys, which had 21% sequential revenue growth. Contribution profit of $17.2 million decreased 21% year-over-year, for a margin of 20%, which improved modestly from the prior quarter. We are seeing strong adoption of new products, including Konecta, our AI natural language customer service bot, and our Payments Risk Platform (PRP), a platform which leverages transactional data to reduce transaction fraud.

Technology Platform – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2023	2022	% Change
Total net revenue – Technology Platform	$87,623	$83,899	4%
Directly attributable expenses	(70,469)	(62,058)	14%
Contribution Profit	$17,154	$21,841	(21)%
Technology Platform total enabled client accounts increased 11% year-over-year, to 129.4 million from 116.6 million. We have made great progress on our strategy to sign larger, more durable clients. Galileo signed 5 new clients in the second quarter of 2023, all of which have existing installed bases, and Technisys went live with 4 new clients. Additionally, we have a robust pipeline of ongoing discussions with potential partners with large existing customer bases across both the U.S. and Latin America spanning both the financial services and non-financial services segments.

Technology Platform	June 30,
	2023	2022	% Change
Total accounts	129,356,203	116,570,038	11%
Financial Services Segment Results
Financial Services segment record net revenue increased 223% in the second quarter of 2023 to $98.1 million from the prior year period's total of $30.4 million, helped by 188% growth in segment interchange revenue and 477% growth in net interest income. Strength in the segment results was driven by SoFi Money along with contributions from SoFi Invest, SoFi Protect, SoFi Credit Card, and lending-as-a-service.
Importantly, Financial Services segment contribution loss was $4.3 million, reflecting a $49.4 million improvement over the prior-year quarter's $53.7 million loss, as well as our second consecutive quarter of positive variable profit in the segment. This came as a result of continued improvement in monetization for the segment, along with increasing operating leverage as we efficiently scale the business. Annualized revenue per product of $50 more than doubled year-over-year and grew 9% sequentially.

Financial Services – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2023	2022	% Change
Net interest income	$74,637	$12,925	477%
Noninterest income	23,415	17,438	34%
Total net revenue – Financial Services	98,052	30,363	223%
Directly attributable expenses	(102,399)	(84,063)	22%
Contribution loss	$(4,347)	$(53,700)	(92)%

By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 2.5 million, or 47%, year-over-year in the second quarter of 2023, bringing the total to 7.9 million at quarter-end. In the second quarter of 2023, SoFi Money products increased by over 280,000, SoFi Invest products increased by nearly 105,000 and Relay products increased by over 347,000.
Most notably, our Checking and Savings offering has an APY of up to 4.40% as of July 31, 2023, no minimum balance requirement nor balance limits, a host of free features and a unique rewards program. Total deposits grew 26% during the second quarter to $12.7 billion at quarter-end, and over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) are from direct deposit members. More than half of newly funded SoFi Money accounts were setting up direct deposit by day 30 in the second quarter of 2023.

Financial Services – Products	June 30,
	2023	2022	% Change
Money(1)	2,693,148	1,837,138	47%
Invest	2,315,777	1,961,425	18%
Credit Card	213,395	139,781	53%
Referred loans(2)	47,439	28,037	69%
Relay	2,553,158	1,344,538	90%
At Work	74,216	51,228	45%
Total financial services products	7,897,133	5,362,147	47%
___________________
(1)Includes SoFi Checking and Savings accounts held at SoFi Bank, and cash management accounts.
(2)Limited to loans wherein we provide third party fulfillment services.

Guidance and Outlook
Management expects to generate $1.025 to $1.085 billion of adjusted net revenue in the second half of 2023, up 19% to 26% year-over-year, and $180 to $190 million of adjusted EBITDA.
For the full year 2023, management expects adjusted net revenue of $1.974 to $2.034 billion, up from its prior guidance of $1.955 to $2.02 billion, and full-year adjusted EBITDA of $333 to $343 million, up from its prior guidance of $268 to $288 million, representing a 40-44% incremental adjusted EBITDA margin. Management projects that a more significant portion of the second half adjusted net revenue and adjusted EBITDA results will be generated during the fourth quarter. As the company moves toward expected GAAP net income profitability in the fourth quarter, management expects share-based compensation and depreciation and amortization expenses to be slightly higher than reported second quarter 2023 levels in both the third and fourth quarters of the year.
Management will further address second half and full-year 2023 guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures of total net revenue, net income and gross margin. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the second half of 2023 and full year adjusted net revenue and adjusted EBITDA, our expectations regarding the profitability of our three business segments, our expectations regarding our ability to continue to grow our business, improve our financials and increase our member, product and total accounts count, our ability to navigate the macroeconomic environment and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “continue”, “expect”, “may”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and uncertainties related to macroeconomic factors such as fluctuating inflation and interest rates; (ii) our ability to achieve profitability, operating efficiencies and continued growth across our three businesses in the future, as well as our ability to achieve GAAP net income profitability in the fourth quarter of 2023 and expected GAAP net income margins; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment, including any impact on our Lending segment of the ending of the federal student loan payment moratorium or loan forgiveness; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to respond and adapt to changing market and economic conditions, including recessionary pressures, inflationary pressures and interest rates; (vi) our ability to continue to drive brand awareness and realize the benefits or our integrated multi-media marketing and advertising campaigns; (vii) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (viii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (ix) our ability to access sources of capital on acceptable terms or at all, including debt financing and other sources of capital to finance operations and growth; (x) the success of our continued investments in our Financial Services segment and in our business generally; (xi) the success of our marketing efforts and our ability to expand our member base and increase our product adds; (xii) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; and (xvii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act.
These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about our adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). We use adjusted net revenue and adjusted EBITDA to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. These non-GAAP measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue and net income (loss). Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
Forward-looking non-GAAP financial measures are presented without reconciliations of such forward-looking non-GAAP measures because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on historical experience, could be material.
About SoFi
SoFi (NASDAQ: SOFI) is a member-centric, one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. The company’s full suite of financial products and services helps its over 6.2 million SoFi members borrow, save, spend, invest, and protect their money better by giving them fast access to the tools they need to get their money right, all in one app. SoFi also equips members with the resources they need to get ahead – like career advisors, Credentialed Financial Planners (CFP), exclusive experiences and events, and a thriving community – on their path to financial independence.
SoFi innovates across three business segments: Lending, Financial Services – which includes SoFi Checking and Savings, SoFi Invest, SoFi Credit Card, SoFi Protect, and SoFi Insights – and Technology Platform, which offers the only end-to-end vertically integrated financial technology stack. SoFi Bank, N.A., an affiliate of SoFi, is a nationally chartered bank, regulated by the Federal Reserve, OCC, and FDIC. The company is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Contact

Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

FINANCIAL TABLES
1.    Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets (Unaudited)
4.    Average Balances and Net Interest Earnings Analysis
5.    Condensed Consolidated Cash Flow Data (Unaudited)
6.    Company Metrics
7.    Segment Financials (Unaudited)

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Interest income
Loans	$442,187	$145,337	$799,529	$259,722
Securitizations	2,659	2,567	5,713	5,325
Other	25,150	1,608	36,318	2,877
Total interest income	469,996	149,512	841,560	267,924
Interest expense
Securitizations and warehouses	63,060	18,599	117,384	38,505
Deposits	106,529	4,543	179,645	4,974
Corporate borrowings	9,167	3,450	17,167	6,099
Other	114	191	228	684
Total interest expense	178,870	26,783	314,424	50,262
Net interest income	291,126	122,729	527,136	217,662
Noninterest income
Loan origination and sales	103,064	144,414	229,575	302,118
Securitizations	(12,900)	(11,737)	(16,077)	(23,018)
Servicing	9,052	10,471	21,794	22,707
Technology products and solutions	82,289	81,670	155,090	141,527
Other	25,387	14,980	52,658	31,875
Total noninterest income	206,892	239,798	443,040	475,209
Total net revenue	498,018	362,527	970,176	692,871
Noninterest expense
Technology and product development	126,845	99,366	243,904	181,274
Sales and marketing	182,822	143,854	357,976	281,992
Cost of operations	93,885	79,091	177,793	149,528
General and administrative	131,180	125,829	254,869	262,334
Provision for credit losses	12,615	10,103	21,022	23,064
Total noninterest expense	547,347	458,243	1,055,564	898,192
Loss before income taxes	(49,329)	(95,716)	(85,388)	(205,321)
Income tax benefit (expense)	1,780	(119)	3,417	(871)
Net loss	$(47,549)	$(95,835)	$(81,971)	$(206,192)

Loss per share
Loss per share – basic	$(0.06)	$(0.12)	$(0.11)	$(0.26)
Loss per share – diluted	$(0.06)	$(0.12)	$(0.11)	$(0.26)
Weighted average common stock outstanding – basic	936,569,420	910,046,750	932,926,222	881,608,165
Weighted average common stock outstanding – diluted	936,569,420	910,046,750	932,926,222	881,608,165

Table 2
Non-GAAP Financial Measures
Reconciliation of Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. For our consolidated results and for the Lending segment, we reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2023	2022	2023	2022
Total net revenue	$498,018	$362,527	$970,176	$692,871
Servicing rights – change in valuation inputs or assumptions(1)	(8,601)	(9,098)	(20,685)	(20,678)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	(602)	2,662	(513)	5,625
Adjusted net revenue	$488,815	$356,091	$948,978	$677,818

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2023	2022	2023	2022
Total net revenue – Lending	$331,441	$257,117	$668,522	$510,106
Servicing rights – change in valuation inputs or assumptions(1)	(8,601)	(9,098)	(20,685)	(20,678)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	(602)	2,662	(513)	5,625
Adjusted net revenue – Lending	$322,238	$250,681	$647,324	$495,053
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are not direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vi) transaction-related expenses, (vii) fair value changes in warrant liabilities, (viii) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, and (ix) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance. We reconcile adjusted EBITDA to net loss, the most directly comparable GAAP measure, for the periods indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2023	2022	2023	2022
Net loss	$(47,549)	$(95,835)	$(81,971)	$(206,192)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	9,167	3,450	17,167	6,099
Income tax (benefit) expense(2)	(1,780)	119	(3,417)	871
Depreciation and amortization(3)	50,130	38,056	95,451	68,754
Share-based expense	75,878	80,142	140,104	157,163
Restructuring charges(4)	—	—	4,953	—
Impairment expense(5)	—	—	1,243	—
Transaction-related expense(6)	176	808	176	17,346
Servicing rights – change in valuation inputs or assumptions(7)	(8,601)	(9,098)	(20,685)	(20,678)
Residual interests classified as debt – change in valuation inputs or assumptions(8)	(602)	2,662	(513)	5,625
Total adjustments	124,368	116,139	234,479	235,180
Adjusted EBITDA	$76,819	$20,304	$152,508	$28,988
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility and the amortization of debt discount and debt issuance costs on our convertible notes. Revolving credit facility interest expense in the 2023 periods increased due to higher interest rates relative to the prior year periods on identical outstanding debt.
(2)Income taxes were primarily attributable to tax expense associated with the profitability of SoFi Bank in state jurisdictions where separate filings are required. For the three and six month 2023 periods, this expense was more than offset by income tax benefits from foreign losses in jurisdictions with net deferred tax liabilities related to Technisys.
(3)Depreciation and amortization expense for the 2023 periods increased compared to the 2022 periods primarily in connection with acquisitions and growth in our internally-developed software balance.
(4)Restructuring charges in the six-month 2023 period primarily included employee-related wages, benefits and severance associated with a small reduction in headcount in our Technology Platform segment in the first quarter of 2023, which do not reflect expected future operating expenses and are not indicative of our core operating performance.
(5)Impairment expense in the six-month 2023 period relates to a sublease arrangement, which is not indicative of our core operating performance.
(6)Transaction-related expenses in the 2023 and 2022 periods included financial advisory and professional services costs associated with our acquisition of Wyndham and Technisys, respectively.
(7)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.
(8)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$3,015,652	$1,421,907
Restricted cash and restricted cash equivalents	485,476	424,395
Investment securities (includes available-for-sale securities of $382,782 and $195,438 at fair value with associated amortized cost of $387,815 and $203,418, as of June 30, 2023 and December 31, 2022, respectively)	548,232	396,769
Loans held for sale, at fair value	18,213,667	13,557,074
Loans held for investment (less allowance for credit losses on loans at amortized cost of $41,227 and $40,788, as of June 30, 2023 and December 31, 2022, respectively)	347,551	307,957
Servicing rights	145,663	149,854
Property, equipment and software	191,352	170,104
Goodwill	1,640,679	1,622,991
Intangible assets	412,099	442,155
Operating lease right-of-use assets	94,523	97,135
Other assets (less allowance for credit losses of $1,937 and $2,785, as of June 30, 2023 and December 31, 2022, respectively)	466,555	417,334
Total assets	$25,561,449	$19,007,675
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$12,672,392	$7,265,792
Noninterest-bearing deposits	67,681	76,504
Total deposits	12,740,073	7,342,296
Accounts payable, accruals and other liabilities	632,459	516,215
Operating lease liabilities	115,224	117,758
Debt	6,484,326	5,485,882
Residual interests classified as debt	11,332	17,048
Total liabilities	19,983,414	13,479,199
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 and 100,000,000 shares authorized; 3,234,000 and 3,234,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	320,374	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 948,912,761 and 933,896,120 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	94	93
Additional paid-in capital	6,848,178	6,719,826
Accumulated other comprehensive loss	(5,119)	(8,296)
Accumulated deficit	(1,585,492)	(1,503,521)
Total permanent equity	5,257,661	5,208,102
Total liabilities, temporary equity and permanent equity	$25,561,449	$19,007,675

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$2,158,973	$24,127	4.48%	$1,064,672	$943	0.35%
Investment securities	387,453	3,682	3.81	505,840	3,004	2.38
Loans	17,810,656	442,187	9.96	7,804,416	145,337	7.45
Total interest-earning assets	20,357,082	469,996	9.26%	9,374,928	149,284	6.37%
Total noninterest-earning assets	2,862,005			3,011,591
Total assets	$23,219,087			$12,386,519
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,071,639	$12,922	2.50%	$1,137,097	$2,654	0.93%
Savings deposits	7,292,617	73,114	4.02	673,561	1,863	1.11
Time deposits	1,708,576	20,493	4.81	17,660	26	0.59
Total interest-bearing deposits	11,072,832	106,529	3.86	1,828,318	4,543	0.99
Warehouse facilities	3,204,559	48,080	6.02	2,093,373	9,717	1.86
Securitization debt	908,381	10,770	4.76	547,049	5,204	3.81
Other debt	1,642,953	13,491	3.29	1,643,944	6,091	1.48
Total debt	5,755,893	72,341	5.04	4,284,366	21,012	1.96
Residual interests classified as debt	13,015	—	—	61,388	1,037	6.76
Total interest-bearing liabilities	16,841,740	178,870	4.26%	6,174,072	26,592	1.72%
Total noninterest-bearing liabilities	786,175			682,474
Total liabilities	17,627,915			6,856,546
Total temporary equity	320,374			320,374
Total permanent equity	5,270,798			5,209,599
Total liabilities, temporary equity and permanent equity	$23,219,087			$12,386,519

Net interest income		$291,126			$122,692
Net interest margin			5.74%			5.23%

Table 5
SoFi Technologies, Inc.
Condensed Consolidated Cash Flow Data
(Unaudited)
(In Thousands)

	Six Months Ended June 30,
	2023	2022
Net cash used in operating activities	$(4,292,679)	$(1,956,723)
Net cash used in investing activities	(307,826)	(4,918)
Net cash provided by financing activities	6,255,232	2,192,231
Effect of exchange rates on cash and cash equivalents	99	(94)
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	$1,654,826	$230,496
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,846,302	768,437
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$3,501,128	$998,933

Table 6
Company Metrics

	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Members	6,240,091	5,655,711	5,222,533	4,742,673	4,318,705	3,868,334	3,460,298	2,937,379	2,560,492
Total Products	9,401,025	8,554,363	7,894,636	7,199,298	6,564,174	5,862,137	5,173,197	4,267,665	3,667,121
Total Products — Lending segment	1,503,892	1,416,122	1,340,597	1,280,493	1,202,027	1,138,566	1,078,952	1,030,882	981,440
Total Products — Financial Services segment	7,897,133	7,138,241	6,554,039	5,918,805	5,362,147	4,723,571	4,094,245	3,236,783	2,685,681
Total Accounts — Technology Platform segment(1)	129,356,203	126,326,916	130,704,351	124,332,810	116,570,038	109,687,014	99,660,657	88,811,022	78,902,156
___________________
(1)Beginning in the fourth quarter of 2021, the Company included SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue. Quarterly amounts for the earlier quarters in 2021 were determined to be immaterial, and as such were not recast.

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have continuous access to our certified financial planners, our career advice services, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they violate our terms of service. We adjust our total number of members in the event a member is removed in accordance with our terms of service. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of three products: active investing accounts, robo-advisory accounts and digital assets accounts. Our members can select any one or combination of the three types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. Beginning in the fourth quarter of 2021, we included intercompany accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue, which includes intercompany revenue. We recast the accounts in the fourth quarter of 2021, but did not recast the accounts for the earlier quarters in 2021, as the impact was determined to be immaterial. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 7
Segment Financials
(Unaudited)

	Quarter Ended
($ in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Lending
Net interest income	$231,885	$201,047	$183,607	$139,516	$114,003	$94,354	$77,246	$72,257	$56,822
Total noninterest income	99,556	136,034	144,584	162,178	143,114	158,635	136,518	138,034	109,469
Total net revenue	331,441	337,081	328,191	301,694	257,117	252,989	213,764	210,291	166,291
Adjusted net revenue(1)	322,238	325,086	314,930	296,965	250,681	244,372	208,032	215,475	172,232
Contribution profit	183,309	209,898	208,799	180,562	141,991	132,651	105,065	117,668	89,188
Technology Platform
Net interest income (expense)	$—	$—	$—	$—	$—	$—	$—	$39	$(32)
Total noninterest income	87,623	77,887	85,652	84,777	83,899	60,805	53,299	50,186	45,329
Total net revenue(2)	87,623	77,887	85,652	84,777	83,899	60,805	53,299	50,225	45,297
Contribution profit	17,154	14,857	16,881	19,536	21,841	18,255	20,008	15,741	13,013
Financial Services
Net interest income	$74,637	$58,037	$45,609	$28,158	$12,925	$5,882	$1,785	$1,209	$542
Total noninterest income	23,415	23,064	19,208	20,795	17,438	17,661	20,171	11,411	16,497
Total net revenue	98,052	81,101	64,817	48,953	30,363	23,543	21,956	12,620	17,039
Contribution loss(2)	(4,347)	(24,235)	(43,588)	(52,623)	(53,700)	(49,515)	(35,189)	(39,465)	(24,745)
Corporate/Other
Net interest expense	$(15,396)	$(23,074)	$(20,632)	$(9,824)	$(4,199)	$(5,303)	$(2,454)	$(1,130)	$(1,320)
Total noninterest income (loss)	(3,702)	(837)	(1,349)	(1,615)	(4,653)	(1,690)	(957)	—	3,967
Total net revenue (loss)(2)	(19,098)	(23,911)	(21,981)	(11,439)	(8,852)	(6,993)	(3,411)	(1,130)	2,647
Consolidated
Net interest income	$291,126	$236,010	$208,584	$157,850	$122,729	$94,933	$76,577	$72,375	$56,012
Total noninterest income	206,892	236,148	248,095	266,135	239,798	235,411	209,031	199,631	175,262
Total net revenue	498,018	472,158	456,679	423,985	362,527	330,344	285,608	272,006	231,274
Adjusted net revenue(1)	488,815	460,163	443,418	419,256	356,091	321,727	279,876	277,190	237,215
Net loss	(47,549)	(34,422)	(40,006)	(74,209)	(95,835)	(110,357)	(111,012)	(30,047)	(165,314)
Adjusted EBITDA(1)	76,819	75,689	70,060	44,298	20,304	8,684	4,593	10,256	11,240
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within the Financial Services and Technology Platform segment directly attributable expenses. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated loss before income taxes. For the year ended December 31, 2021, all intercompany amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial.